The Clorox Company News Release

Clorox Delivers Solid Q4 and Fiscal 2009 Earnings Growth, Driven by Strong Gross Margin Expansion

OAKLAND, Calif., Aug. 3, 2009 – The Clorox Company (NYSE: CLX) today reported solid earnings growth driven by stable sales and strong gross margin expansion for its fourth quarter and fiscal year 2009, which ended June 30.

“I’m extremely pleased with our strong performance in the fourth quarter, especially given continued economic pressure on consumers,” said Chairman and CEO Don Knauss. “We delivered our second consecutive quarter of gross margin improvement and grew net earnings despite significant foreign currency transaction losses, and increased demand-building investment to support our brands. Our sales were stable, on top of 11 percent sales growth in the year-ago quarter. Clorox people around the world are doing a terrific job of executing the day-to-day business in a very tough environment.”

Commenting on the company’s fiscal year 2009 results, Knauss said, “The organization delivered strong results in fiscal 2009. We made significant progress against our Centennial Strategy. We drove sales growth on core businesses, including the Kingsford®, Hidden Valley®, Green Works®, Brita® and Clorox 2® brands, and we maintained our all-outlet market share. We returned to annual gross margin expansion for the year and, despite the challenging economic environment, we’re continuing to invest in the long-term health of our brands.”

Fiscal fourth-quarter results
Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2008, unless otherwise stated.

  $1.20 diluted earnings per share
  Sales equal to year-ago quarter
  2% volume decline

Clorox reported fourth-quarter net earnings of $170 million, or $1.20 diluted earnings per share (EPS), versus $158 million, or $1.13 diluted EPS, in the year-ago quarter, an increase of 8 percent. Earnings in the current quarter benefited from price increases, significant cost savings and lower commodity costs. These factors were partially offset by the negative impact of foreign currency translation; $11 million in pretax restructuring-related charges, or 5 cents diluted EPS, primarily associated with the previously announced consolidation of the company’s manufacturing networks; and $21 million from foreign-currency transaction losses, or 10 cents diluted EPS. Excluding the impact of foreign currency transaction losses and restructuring-related charges, the company delivered $1.35 diluted EPS. (See “Non-GAAP Financial Information” below and the last two pages of this press release for information and a reconciliation of key fourth-quarter and fiscal year results.)

Earnings in the year-ago quarter were reduced by $10 million in pretax charges, or 4 cents diluted EPS, from restructuring-related charges and $3 million, or 1 cent diluted EPS, associated with the Burt’s Bees acquisition, partially offset by $9 million, or 4 cents diluted EPS, from foreign-currency transaction benefit. Excluding these factors, the company delivered $1.14 diluted EPS in the year-ago quarter.

Sales for the fourth quarter of fiscal 2009 were unchanged at $1.5 billion, compared with 11 percent sales growth in the year-ago quarter. Excluding the impact of unfavorable foreign exchange rates and the company’s exit from its private-label food bags business, sales were up 3 percent.

Total volume decreased 2 percent, as anticipated, primarily due to the impact of price increases and the company’s exit from its private-label food bags business.

Gross margin increased 370 basis points to 45.8 percent from 42.1 percent. The year-over-year increase was due to the continuing benefit of price increases, and the benefits of strong cost savings and lower commodity costs, partially offset by the impact of higher manufacturing and logistics costs and foreign currency transaction losses.

“We are very pleased we’ve returned to gross margin expansion this year, with increases for the second consecutive quarter and the full fiscal year,” said Executive Vice President – Chief Financial Officer Dan Heinrich. “This is the first time in nine quarters that we’ve had lower year-over-year net commodity costs.”

Net cash provided by operations was $315 million, compared to $254 million in the year-ago quarter. The increase was primarily due to higher net earnings. Clorox continued to use cash on hand and free cash flow to pay down debt during the quarter. The company’s debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, as contractually defined, at June 30, 2009, was 2.7 to 1. Clorox made a voluntary $30 million pension contribution in its fiscal fourth quarter.

North America delivers pretax earnings growth

  Flat sales
  3% volume decline
  15% pretax earnings growth

The volume decline was primarily due to the impact of price increases on shipments of several brands and the company’s exit from the private-label food bags business. These results were partially offset by higher shipments of Clorox® disinfecting wipes, Brita® water-filtration products, Green Works® natural cleaning products and Clorox 2® stain fighter and color booster. Sales outpaced the change in volume primarily due to the benefit of price increases. Pretax earnings reflected the benefit of cost savings, price increases and lower commodity costs versus the year-ago quarter, partially offset by the impact of unfavorable Canadian currency exchange rates.

International delivers sales and volume growth

  1% sales growth
  1% volume growth
  10% pretax earnings decline

Clorox’s International categories continued to grow. Sales growth was driven by price increases and favorable product mix. These factors were partially offset by unfavorable foreign exchange rates, which negatively impacted International sales by 12 percentage points. Volume growth was driven by shipments of new homecare products in Latin America, and bleach and other disinfecting products in Latin America due to increased demand as a result of the H1N1 flu outbreak. The decline in pretax earnings was primarily due to unfavorable foreign exchange rates.

Fiscal year 2009 results
  $3.81 diluted earnings per share
  3% sales growth
  1% volume decline

For fiscal year 2009, Clorox reported net earnings of $537 million, or $3.81 diluted earnings per share (EPS), versus $461 million, or $3.24 diluted EPS, in fiscal 2008, an increase of 16 percent. Earnings for the current fiscal year were negatively impacted by $39 million, or 18 cents diluted EPS, from the aforementioned restructuring-related charges, and about $28 million, or 13 cents diluted EPS from the aforementioned foreign currency transaction losses. Excluding these charges, the company delivered fiscal year diluted EPS of $4.12.

Earnings in fiscal year 2008 were reduced by $59 million in pretax charges, or 26 cents diluted EPS, associated with the restructuring-related charges; $20 million, or 9 cents diluted EPS, associated with the Burt’s Bees acquisition; and $2 million, or 1 cent diluted EPS, from foreign currency transaction losses. Excluding these factors, the company delivered $3.60 diluted EPS in fiscal 2008.

Sales for fiscal 2009 grew 3 percent to $5.5 billion. Excluding the impact of unfavorable foreign exchange rates, the exit from private-label food bags and the benefit of a full year of sales for Burt’s Bees® products, sales increased 4 percent.

Total volume declined 1 percent, primarily due to the impact of price increases earlier in the fiscal year and exiting the private-label food bags business. These factors were partially offset by increased shipments of Burt’s Bees® products, Green Works® natural cleaning products, homecare products in Latin America, Brita® water-filtration products, Clorox 2® stain fighter and color booster and Hidden Valley® salad dressings.

Sales growth outpaced the change in volume primarily due to the continuing benefit of price increases.

Gross margin increased 180 basis points, primarily due to price increases earlier in the fiscal year and cost savings, partially offset by the impact of higher costs for commodities and manufacturing and logistics.

Net cash provided by operations was $738 million, compared to $730 million in fiscal 2008. These results include the voluntary $30 million pension plan contribution.

Beginning with Clorox’s Form 10-K for the fiscal year ended June 30, 2009, the company will report its operations through four reportable segments and Corporate.

Clorox confirms fiscal 2010 financial outlook
Clorox also confirmed its fiscal year 2010 financial outlook:
  1-2 percent sales growth
  50-100 basis points gross margin improvement
  Diluted EPS in the range of $4.00 -$4.15

The sales growth range includes an estimated negative impact of 2 percentage points from declining foreign currencies, primarily in the first half of the fiscal year.

For more detailed financial information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Economic profit reconciliation information
  Supplemental balance sheet and cash flow information
  Supplemental price-increase information
  Return on invested capital (ROIC) reconciliation information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2009 revenues of $5.5 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $77 million to nonprofit organizations, schools and colleges. In fiscal 2009 alone, the foundation awarded $3.6 million in cash grants, and Clorox made product donations valued at $7.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2008, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers and suppliers; interest rate and foreign currency exchange rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and operating model changes; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; competitive actions; changes in the company’s tax rate; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; the Company’s ability to maintain its business reputation and the reputation of its brands; the impact of the volatility of the debt markets on the company’s access to funds, including its access to commercial paper and its credit facility; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology and related services by third parties; the conversion of any information systems; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information
This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

  Charges associated with simplification of the company’s supply chain, operating model implementation and other restructuring-related charges.
  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.
  The impact of the company’s acquisition of bleach businesses completed in fiscal year 2007.
  The impact of foreign exchange and foreign exchange transactions.
  The impact of the company’s exit from its private label food bags business.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited fourth-quarter results:

  Condensed Consolidated Statements of Earnings
  Supplemental Information
  Condensed Consolidated Balance Sheets
  Fourth-quarter sales growth reconciliation
  Fourth-quarter gross margin reconciliation
  Fourth-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com

Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com

Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
Net sales	$1,500	$1,495	$5,450	$5,273
Cost of products sold	813	865	3,104	3,098

Gross profit	687	630	2,346	2,175

Selling and administrative expenses	185	185	715	690
Advertising costs	148	136	499	486
Research and development costs	33	33	114	111
Restructuring and asset impairment costs	4	2	20	36
Interest expense	36	43	161	168
Other expense (income), net	20	(9)	26	(9)

Earnings before income taxes	261	240	811	693
Income taxes	91	82	274	232

Net earnings	$170	$158	$537	$461

Earnings per share
Basic	$1.22	$1.15	$3.86	$3.30
Diluted	$1.20	$1.13	$3.81	$3.24

Weighted average shares outstanding (in thousands)
Basic	139,303	137,997	139,015	139,633
Diluted	141,280	140,206	141,063	142,004

The Clorox Company

Supplemental Information(1)
(Unaudited)
Dollars in millions

Fourth Quarter
	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	6/30/2009	6/30/2008	Change (2)	6/30/2009	6/30/2008	Change (2)
North America	$1,274	$1,271	0%	$427	$372	15%
International	226	224	1%	35	39	-10%
Corporate (3)	-	-	-	(201)	(171)	18%
Total Company	$1,500	$1,495	0%	$261	$240	9%

Year To Date
	Net Sales			Earnings/(Losses) Before Income Taxes
	Twelve Months Ended		%	Twelve Months Ended		%
	6/30/2009	6/30/2008	Change (2)	6/30/2009	6/30/2008	Change (2)
North America	$4,590	$4,440	3%	$1,396	$1,211	15%
International	860	833	3%	134	146	-8%
Corporate (3)	-	-	-	(719)	(664)	8%
Total Company	$5,450	$5,273	3%	$811	$693	17%

(1)	Beginning with Clorox’s Form 10-K for the fiscal year ended June 30, 2009, the company will report its operations through four reportable segments and Corporate.

(2)	Percentages based on rounded numbers.

(3)	For the three months ended June 30, 2009 and 2008, Corporate recognized foreign currency exchange losses and (gains) of $21 and $(9), respectively, and $28 and $2 of foreign currency exchange losses for fiscal years ended June 30, 2009 and 2008, respectively.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	6/30/2009	6/30/2008
Assets
Current assets
Cash and cash equivalents	$206	$214
Receivables, net	486	505
Inventories, net	366	384
Other current assets	122	150
Total current assets	1,180	1,253
Property, plant and equipment, net	955	960
Goodwill	1,630	1,658
Trademarks, net	557	560
Other Intangible asset, net	105	123
Other assets	149	158
Total assets	$4,576	$4,712

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$421	$755
Current maturities of long-term debt	577	-
Accounts payable	381	418
Accrued liabilities	472	440
Income taxes payable	86	52
Total current liabilities	1,937	1,665
Long-term debt	2,151	2,720
Other liabilities	640	632
Deferred income taxes	23	65

Total liabilities	4,751	5,082

Contingencies
Stockholders’ deficit
Common stock	159	159
Additional paid-in capital	579	534
Retained earnings	640	386
Treasury shares	(1,206)	(1,270)
Accumulated other comprehensive net losses	(347)	(179)

Stockholders’ deficit	(175)	(370)

Total liabilities and stockholders’ deficit	$4,576	$4,712

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2009	2008
Base sales growth	3.2%	7.5%
Foreign exchange	-2.5	1.1
Exit from private label business	-0.4	-0.3
Sales growth before acquisitions	0.3%	8.3%
Burt's Bees acquisition	--	2.9
Total sales growth	0.3%	11.2%

The Burt’s Bees acquisition closed on Nov. 30, 2007.

Fourth-Quarter Gross Margin Reconciliation

Q4 fiscal 2008 gross margin	42.1%	Q4 fiscal 2007 gross margin	44.2%
Pricing	2.5	Pricing	1.5
Cost savings	2.3	Cost savings	1.8
Commodities	1.6	Commodities	-3.7
Logistics & manufacturing	-1.5	Logistics & manufacturing	-1.7
Other *	-1.3	Other	0.6
Q4 fiscal 2009 gross margin before		Q4 fiscal 2008 gross margin before
impact of charges	45.7%	impact of charges	42.7%
Restructuring-related charges	0.1	Restructuring-related charges	-0.6
Q4 fiscal 2009 gross margin	45.8%	Q4 fiscal 2008 gross margin	42.1%

*	“Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

Fourth-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2009	2008
Diluted EPS – non-GAAP	$1.35	$1.14
Foreign currency transaction impact	-0.10	0.04
Restructuring-related charges	-0.05	-0.04
Burt's Bees	--	-0.01
Diluted EPS – GAAP	$1.20	$1.13

The Clorox Company

Fiscal Year Sales Growth Reconciliation

	Fiscal	Fiscal
	2009	2008
Base sales growth	4.4%	4.7%
Foreign exchange	-2.0	1.2
Exit from private label business	-0.6	-0.1
Sales growth before acquisitions	1.8%	5.8%
Burt's Bees acquisition	1.5	2.1
Bleach business acquisition	--	0.9
Total sales growth	3.3%	8.8%

The Canada portion of the bleach business acquisition closed Dec. 29, 2006; the Latin America portion closed Feb. 28, 2007.
The Burt’s Bees acquisition closed Nov. 30, 2007.

Fiscal Year Gross Margin Reconciliation

Fiscal 2008 gross margin	41.2%	Fiscal 2007 gross margin	43.1%
Pricing	2.8	Pricing	0.8
Cost savings	2.2	Cost savings	1.7
Commodities	-1.7	Commodities	-2.7
Logistics & manufacturing	-1.6	Logistics & manufacturing	-1.1
Other	-0.4	Other	0.3
Fiscal 2009 gross margin before		Fiscal 2008 gross margin before
impact of charges	42.5%	impact of charges	42.1%
Burt’s Bees inventory step-up	0.4	Burt’s Bees inventory step-up	-0.4
Restructuring-related charges	0.1	Restructuring-related charges	-0.5
Fiscal 2009 gross margin	43.0%	Fiscal 2008 gross margin	41.2%

*	“Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

Fiscal Year Diluted EPS Reconciliation

	Fiscal	Fiscal
	2009	2008
Diluted EPS – non-GAAP	$4.12	$3.60
Restructuring-related charges	-0.18	-0.26
Foreign currency transaction impact	-0.13	-0.01
Burt's Bees	--	-0.09
Diluted EPS – GAAP	$3.81	$3.24